Exhibit 99.1

FOR IMMEDIATE RELEASE		NYSE:ARI
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

SECOND QUARTER 2016 FINANCIAL RESULTS

New York, NY, July 26, 2016 – Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the three and six month periods ended June 30, 2016.

Second Quarter 2016 Highlights

•	Reported net income available to common stockholders for the three months ended June 30, 2016 of $4.5 million, or $0.06 per diluted share of common stock, as compared to net income available to common stockholders of $22.8 million, or $0.39 per diluted share of common stock, for the three months ended June 30, 2015;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) per diluted share of common stock of $0.49 for the three months ended June 30, 2016. Excluding $1.3 million of expenses associated with the proposed acquisition of Apollo Residential Mortgage, Inc. (NYSE:AMTG) (“AMTG”), ARI reported Operating Earnings per diluted share of common stock of $0.51, an increase of 13% as compared to Operating Earnings per diluted share of common stock of $0.45 for the three months ended June 30, 2015;

•	Generated $46.9 million of net interest income during the quarter from the Company’s $2.7 billion commercial real estate debt portfolio, which had a fully levered weighted average underwritten internal rate of return (“IRR”)(2) of approximately 13.2% at June 30, 2016;

•	Closed $95.5 million of commercial real estate debt investments and funded an additional $63.7 million for previously closed loans for the three months ended June 30, 2016; For the six months ended June 30, 2016, ARI closed $423.5 million of commercial real estate debt investments and funded a total of $81.2 million for previously closed loans, for total capital commitment and deployment of approximately $504.7 million;

•	Declared a $0.46 dividend per share of common stock for the three months ended June 30, 2016; and

•	Amended the Company’s master repurchase agreement with JPMorgan Chase Bank, N.A. (“JPMorgan Facility”), increasing the borrowing capacity to $800 million from $600 million.

“ARI had solid financial results during the second quarter of 2016, reporting Operating Earnings per share of common stock of $0.51, which excludes expenses associated with our pending acquisition of AMTG and is a 13% increase over the second quarter of 2015,” said Stuart Rothstein, Chief Executive Officer and President of ARI. “The Company closed two first mortgage loans totaling $95.5 million and funded an additional $63.7 million for previously closed transactions during the quarter, bringing capital commitment and deployment to $505 million for the first six months of the year. In addition, the proxy statement/prospectus was filed with the Securities and Exchange Commission and we anticipate it will be mailed to AMTG stockholders this week, for a special meeting of AMTG stockholders to be held on August 24, 2016. Given our positive outlook with respect to the opportunity set for ARI, we are excited about the approximately $400 million of capital ARI will have to deploy into commercial real estate debt investments following the completion of the AMTG transaction.”

Second Quarter 2016 Operating Results

The Company reported net income available to common stockholders for the three months ended June 30, 2016 of $4.5 million, or $0.06 per diluted share of common stock, as compared to net income available to common stockholders of $22.8 million, or $0.39 per diluted share of common stock, for the three months ended June 30, 2015. Operating Earnings for the three months ended June 30, 2016 were $33.4 million, or $0.49 per diluted share of common stock. Excluding expenses associated with the proposed acquisition of AMTG which totaled approximately $1.3 million during the quarter, ARI reported Operating Earnings of $34.7 million, or $0.51 per diluted share of common stock, representing a per share increase of 13% as compared to Operating Earnings of $26.4 million, or $0.45 per diluted share of common stock, for the three months ended June 30, 2015.

For the six months ended June 30, 2016, the Company reported net income available to common stockholders of $17.3 million, or $0.24 per diluted share of common stock, as compared to net income available to common stockholders of $46.4 million, or $0.85 per diluted share of common stock, for the six months ended June 30, 2015. Operating Earnings for the six months ended June 30, 2016 were $63.3 million, or $0.93 per diluted share of common stock. Excluding expenses associated with the proposed acquisition of AMTG which totaled approximately $6.4 million for the six months ended June 30, 2016, ARI reported Operating Earnings of $69.7 million, or $1.02 per diluted share of common stock, representing a per share increase of 15% as compared to Operating Earnings of $48.6 million, or $0.89 per diluted share of common stock, for the six months ended June 30, 2015.

Second Quarter 2016 Investment Activity

New Investments – During the second quarter, ARI closed the following commercial real estate debt investments:

•	$95.5 million of floating-rate first mortgage loans ($85.4 million of which were funded at closing), which were underwritten to generate a levered weighted average IRR(2) of approximately 16%.

Funding of Previously Closed Loans – During the second quarter, ARI funded $63.7 million for previously closed loans.

Loan Repayments – During the second quarter, ARI received approximately $27.2 million from loan repayments.

Quarter End Commercial Real Estate Debt Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate debt portfolio at June 30, 2016 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Yield	Debt	Cost of Funds	Equity at Cost (1)	Current Weighted Average Underwritten IRR (2)	Fully- Levered Weighted Average Underwritten IRR (2)(3)
First mortgage loans	$1,278,034	7.8%	$779,005	2.8%	$499,029	15.4%	15.4%
Subordinate loans(4)(5)	960,498	11.5	38,850	4.5	921,648	12.9	12.9
CMBS	490,601	5.9	408,240	3.4	149,799	8.7	8.7

Total/Weighted Average	$2,729,133	8.8%	$1,226,095	3.1%	$1,570,476	13.2%	13.2%

Please see chart footnotes at the end of the press release.

Loan-to-Value

At June 30, 2016, the Company’s commercial real estate loan portfolio, which includes CMBS, held-to-maturity, had a weighted average loan-to-value (“LTV”) of 64%. Within the commercial real estate loan portfolio, the first mortgage loans had a weighted average LTV of 62% and the subordinate loans (including CMBS, held-to-maturity) had a weighted average LTV of 67%.

Book Value

The Company’s book value per share of common stock at June 30, 2016 was $15.51 as compared to $15.89 at March 31, 2016. The decline in book value was due primarily to unrealized marked to market losses on the Company’s CMBS portfolio which totaled $0.17 per share of common stock. In addition, the Company recorded a provision for loan loss totaling $15.0 million, or $0.22 per share of common stock in connection with a $55 million first mortgage and mezzanine loan secured by a multifamily property in Williston, North Dakota. For purposes of GAAP accounting, the Company carries loans at amortized cost and its CMBS are marked to market.

Subsequent Events

The following event occurred subsequent to quarter end:

Upsize of Existing Loan – ARI completed a $9.5 million increase to a $50.0 million first mortgage loan originated in November 2014 secured by a portfolio of condominium units located in New York City and Maui, Hawaii. In connection with the upsizing, the collateral for the loan was increased to include five currently unencumbered condominium units located in Kapalua, Maui. The additional collateral will be cross-collateralized and cross-defaulted with the original portfolio. The first mortgage loan has an appraised LTV of 69% and has been underwritten to generate a levered IRR(2) of approximately 13%.

Funding of Previously Closed Loans –ARI funded $3.6 million for previously closed loans.

Loan Repayments – ARI received approximately $15.3 million from loan repayments.

Definition of Operating Earnings

Operating Earnings is a non-GAAP financial measure that is used by the Company to approximate cash available for distribution and is defined by the Company as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses); (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP; and (vi) provision for loan losses.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The tables below reconcile Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three and six months ended June 30, 2016 and June 30, 2015 ($ amounts in thousands, except per share data):

	Three Months Ended June 30, 2016	Earnings Per Share (Diluted)	Three Months Ended June 30, 2015	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$4,478	$0.06	$22,798	$0.39
Adjustments:
Equity-based compensation expense	1,938	0.03	821	0.01
Unrealized (gain)/loss on securities	11,728	0.17	2,273	0.04
Provision for loan losses	15,000	0.22
(Gain)/loss on derivative instruments	(13,313)	(0.19)	3,197	0.06
Foreign currency (gain)/loss	13,082	0.19	(2,867)	(0.05)
Amortization of convertible senior notes related to equity reclassification	582	0.01	547	0.01
Income from unconsolidated joint venture	(59)	—	(384)	(0.01)

Total adjustments:	28,958	0.43	3,587	0.06

Operating Earnings	$33,435	$0.49	$26,385	$0.45

Basic weighted average shares of common stock outstanding:	67,402,311		58,429,155
Diluted weighted average shares of common stock outstanding:	68,374,557		59,022,217

	Six Months Ended June 30, 2016	Earnings Per Share (Diluted)	Six Months Ended June 30, 2015	Earnings Per Share (Diluted)
Operating Earnings:
Net income available to common stockholders	$17,281	$0.24	$46,449	$0.85
Adjustments:
Equity-based compensation expense	3,606	0.06	1,939	0.04
Unrealized (gain)/loss on securities	26,802	0.39	(1,136)	(0.02)
Provision for loan losses	15,000	0.22	—	—
(Gain)/loss on derivative instruments	(18,015)	(0.26)	6,241	0.11
Foreign currency (gain)/loss	17,557	0.26	(5,588)	(0.10)
Amortization of convertible senior notes related to equity reclassification	1,154	0.02	1,087	0.02
Income from unconsolidated joint venture	(127)	—	(384)	(0.01)

Total adjustments:	45,977	0.69	2,159	0.04

Operating Earnings	$63,258	$0.93	$48,608	$0.89

Basic weighted average shares of common stock outstanding:	67,393,751		54,020,978
Diluted weighted average shares of common stock outstanding:	68,351,137		54,621,401

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, July 27, 2016 at 9:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s second quarter 2016 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 9:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 46574143). Please note the teleconference call will be available for replay beginning at 12:00 p.m. on Wednesday, July 27, 2016 and ending at midnight on Wednesday, August 3, 2016. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 46574143.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $172.5 billion of assets under management at March 31, 2016.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by a division of Wells Fargo Bank, N.A. (“Wells”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Wells at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Wells’ website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; risks associated with investing in real estate assets, including changes in business conditions and the general economy; and expectations regarding the closing of the proposed acquisition. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Footnotes ($ in thousands)

(1) CMBS includes $67,438 of restricted cash related to the Company’s repurchase facilities with UBS AG and Deutsche Bank.

(2) Internal rate of return (“IRR”) is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The underwritten IRR for the investments shown in the above table reflect the returns underwritten by the Manager, taking into account leverage and calculated on a weighted average basis assuming no dispositions, early prepayments or defaults but assuming that extension options are exercised and that the cost of borrowings remains constant over the remaining term. With respect to certain loans, the underwritten IRR calculation assumes certain estimates with respect to the timing and magnitude of future fundings for the remaining commitments and associated loan repayments, and assumes no defaults. IRR is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. There can be no assurance that the actual IRRs will equal the underwritten IRRs shown in the table. See “Item 1A-Risk Factors-The Company may not achieve its underwritten internal rate of return on its investments which may lead to future returns that may be significantly lower than anticipated” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of some of the factors that could adversely impact the returns received by the Company from the investments shown in the table or elsewhere in this quarterly report over time.

(3) The Company’s ability to achieve the underwritten levered weighted average IRR depends upon the availability of the JPMorgan Facility or any replacement facility with similar terms with regard to its portfolio of first mortgage loans. Without such availability, the levered weighted average underwritten IRR will be lower than the amount shown above.

(4) Subordinate loans are net of a participation sold during February 2015. The Company presents the participation sold as both assets and non-recourse liabilities because the participation does not qualify as a sale according to GAAP. At June 30, 2016, the Company had one such participation sold with a carrying amount of £19,749 (or $26,288).

(5) Subordinate loans also include CMBS (held-to-maturity), which are net of a participation sold during June 2014. At June 30, 2016, the Company presented the participation sold with a carrying amount of $88,099

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands—except share and per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets:
Cash	$38,631	$67,415
Restricted cash	67,438	30,127
Securities, at estimated fair value	452,704	493,149
Securities, held-to-maturity	151,726	153,193
Commercial mortgage loans, held for investment	1,278,034	994,301
Subordinate loans, held for investment	923,159	931,351
Investment in unconsolidated joint venture	23,571	22,583
Derivative assets	15,342	3,327
Interest receivable	19,185	16,908
Other assets	9,297	236

Total Assets	$2,979,087	$2,712,590

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements (net of deferred financing costs of $8,160 and $7,353 in 2016 and 2015, respectively)	$1,217,935	$918,421
Convertible senior notes, net	249,069	248,173
Participations sold	114,387	118,201
Accounts payable and accrued expenses	24,504	9,246
Payable to related party	5,242	5,297
Dividends payable	36,427	37,828

Total Liabilities	1,647,564	1,337,166
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Preferred stock, 3,450,000 shares issued and outstanding ($86,250 aggregate liquidation preference) in 2016 and 2015	35	35
Series B Preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference) in 2016 and 2015	80	80
Common stock, $0.01 par value, 450,000,000 shares authorized, 67,402,311 and 67,195,252 shares issued and outstanding in 2016 and 2015, respectively	674	672
Additional paid-in-capital	1,411,420	1,410,138
Retained earnings (accumulated deficit)	(77,939)	(32,328)
Accumulated other comprehensive loss	(2,747)	(3,173)

Total Stockholders’ Equity	1,331,523	1,375,424

Total Liabilities and Stockholders’ Equity	$2,979,087	$2,712,590

Apollo Commercial Real Estate Finance, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands—except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net interest income:
Interest income from securities	$7,607	$8,265	$15,656	$16,533
Interest income from securities, held to maturity	2,826	3,349	5,722	6,394
Interest income from commercial mortgage loans	24,140	11,968	45,267	22,061
Interest income from subordinate loans	28,067	21,152	57,442	39,762
Interest expense	(15,722)	(11,917)	(30,364)	(23,399)

Net interest income	46,918	32,817	93,723	61,371
Operating expenses:
General and administrative expenses (includes $1,938 and $3,606 of equity-based compensation in 2016 and $821 and $1,939 in 2015, respectively)	(4,922)	(2,059)	(13,104)	(4,414)
Management fees to related party	(5,242)	(3,887)	(10,471)	(7,228)

Total operating expenses	(10,164)	(5,946)	(23,575)	(11,642)
Income from unconsolidated joint venture	59	384	127	384
Interest income from cash balances	22	6	25	16
Provision for loan losses	(15,000)	—	(15,000)	—
Realized loss on sale of securities	—	—	—	(443)
Unrealized gain/(loss) on securities	(11,728)	(2,273)	(26,802)	1,136
Foreign currency gain	(13,082)	2,867	(17,557)	5,588
Gain/(loss) on derivative instruments (includes unrealized gains/(losses) of $13,408 and $12,026 in 2016 and $(3,197) and $(6,241) in 2015)	13,313	(3,197)	18,015	(6,241)

Net income	10,338	24,658	28,956	50,169

Preferred dividend	(5,860)	(1,860)	(11,675)	(3,720)

Net income available to common stockholders	$4,478	$22,798	$17,281	$46,449

Basic and diluted net income per share of common stock	$0.06	$0.39	$0.24	$0.85

Basic weighted average shares of common stock outstanding	67,402,311	58,429,155	67,393,751	54,020,978

Diluted weighted average shares of common stock outstanding	68,374,557	59,022,217	68,351,137	54,621,401

Dividend declared per share of common stock	$0.46	$0.44	$0.92	$0.88